EXHIBIT 5.1

[Jones Day Letterhead]
July 30, 2003

GXS Corporation
100 Edison Park Drive
Gaithersburg, Maryland 20878

Re: $105,000,000 Senior Secured Floating Rate Notes Due 2008

Ladies and Gentlemen:

     We are acting as counsel to GXS Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance and exchange (the “Exchange Offer”) of up to $105,000,000 aggregate principal amount of the Company’s Senior Secured Floating Rate Notes due 2008, registered under the Securities Act of 1933 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees” and, together with the Exchange Notes, the “Securities”) by each of the following subsidiaries of the Company: Global eXchange Services, Inc., Global eXchange Services Holdings, Inc., and GXS International, Inc., each of which is a Delaware corporation (collectively, the “Guarantors”), for an equal principal amount of the Company’s outstanding Senior Secured Floating Rate Notes due 2008 (the “Private Notes”) and the guarantees of the Private Notes by the Guarantors (together with the Private Notes, the “Original Securities”). The Original Securities have been, and the Securities will be, issued pursuant to an Indenture, dated as of March 21, 2003 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association as Trustee (the “Trustee”).

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law we have deemed necessary for purposes of this opinion.

     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

             (1) When the Registration Statement on Form S-4 relating to the Exchange Offer becomes effective under the Securities Act of 1933, and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Private Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will be validly issued by the Company and will constitute valid and binding obligations of the Company.

             (2) When the Registration Statement on Form S-4 relating to the Exchange Offer becomes effective under the Securities Act of 1933, and the Guarantees of the Exchange Notes are delivered in accordance with the terms of the Exchange Offer in exchange for the Guarantees of the Private Notes, the Guarantee of each Guarantor will be validly issued by such Guarantor and will constitute a valid and binding obligation of such Guarantor.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day